Annual Report dated 11/30/2005 for
Large Capitalization Growth Fund Class A

EXPERIENCE

Smith Barney Large
Capitalization Growth Fund

A N  N  U  A  L     R  E  P  O  R  T

NOVEMBER 30, 2005

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

	Smith Barney Large Capitalization Growth Fund

Annual Report • November 30, 2005

What’s Inside
	Letter from the Chairman	1
	Manager Overview	4
	Fund at a Glance	8
	Fund Expenses	9
	Fund Performance	11
	Historical Performance	12
	Schedule of Investments	13
	Statement of Assets and Liabilities	16
	Statement of Operations	17

Fund Objective

The Fund seeks long-term growth of capital by investing at least 80% of its assets in equity securities of companies with large market capitalizations. Large capitalization companies are those with total market capitalizations of $5 billion or more at the time of investment. Large capitalization companies are those companies with market capitalizations similar to companies in the Russell 1000 Index. Securities of companies whose market capitalizations no longer meet this definition after purchase by the Fund will still be considered securities of large capitalization companies for purposes of the Fund’s 80% investment policy.

	Statements of Changes in Net Assets	18
	Financial Highlights	19
	Notes to Financial Statements	23
	Report of Independent Registered Public Accounting Firm	32
	Board Approval of Management Agreement	33
	Additional Information	40
	Additional Shareholder Information	43

Under a licensing agreement between Citigroup and Legg Mason, the names of funds, the names of any classes of shares of funds, and the names of investment advisers of funds, as well as all logos, trademarks and service marks related to Citigroup or any of its affiliates (“Citi Marks”) are licensed for use by Legg Mason. Citi Marks include, but are not limited to, “Smith Barney,” “Salomon Brothers,” “Citi,” “Citigroup Asset Management,” and “Davis Skaggs Investment Management”. Legg Mason and its affiliates, as well as the Fund’s investment manager, are not affiliated with Citigroup.

All Citi Marks are owned by Citigroup, and are licensed for use until no later than one year after the date of the licensing agreement.

Le tter from the Chairman

R. JAY GERKEN, CFA Chairman, President and Chief Executive Officer

Dear Shareholder,

The U.S. economy was surprisingly resilient during the fiscal year. While surging oil prices, rising interest rates, and the impact of Hurricanes Katrina and Rita threatened to derail economic expansion, growth remained solid throughout the period. After a 3.8% advance in both the fourth quarter of 2004 and the first quarter of 2005, gross domestic product (“GDP”)[i] growth was 3.3% in the second quarter of the year. Third quarter GDP growth was 4.1%. This marked ten consecutive quarters in which GDP grew 3.0% or more.

As expected, the Federal Reserve Board (“Fed”)ii continued to raise interest rates in an attempt to ward off inflation. After raising rates four times from June 2004 through November 2004, the Fed increased its target for the federal funds rateiii in 0.25% increments eight additional times over the reporting period. All told, the Fed’s twelve rate hikes have brought the target for the federal funds rate from 1.00% to 4.00%. After the end of the Fund’s reporting period, at its December meeting, the Fed once again raised its target for the federal funds rate by 0.25% to 4.25%. This represents the longest sustained Fed tightening cycle since 1976-1979.

During the 12-month period covered by this report, the U.S. stock market generated solid results, with the S&P 500 Indexiv returning 8.44%. Generally positive economic news, relatively low inflation, and strong corporate profits supported the market during much of the period.

Looking at the fiscal year as a whole, mid- and large-cap stocks generated superior returns, with the Russell Midcap,[v] Russell 1000,vi and Russell 2000vii Indexes returning 16.25%, 9.97%, and 8.14%, respectively. From an investment style perspective, value-oriented stocks slightly

Smith Barney Large Capitalization Growth Fund	1

outperformed their growth counterparts, with the Russell 3000 Valueviii and Russell 3000 Growthix Indexes returning 9.82% and 9.59%, respectively.

Please read on for a more detailed look at prevailing economic and market conditions during the Fund’s fiscal year and to learn how those conditions have affected Fund performance.

Special Shareholder Notice

On December 1, 2005, Citigroup Inc. (“Citigroup”) completed the sale of substantially all of its asset management business, Citigroup Asset Management to, Legg Mason, Inc. (“Legg Mason”). As a result, the Fund’s investment manager (the “Manager”), previously an indirect wholly-owned subsidiary of Citigroup, has become a wholly-owned subsidiary of Legg Mason. Completion of the sale caused the Fund’s existing investment management contract to terminate. The Fund’s shareholders previously approved a new investment management contract between the Fund and the Manager, which became effective on December 1, 2005.

Information About Your Fund

As you may be aware, several issues in the mutual fund industry have recently come under the scrutiny of federal and state regulators. The Fund’s Manager and some of its affiliates have received requests for information from various government regulators regarding market timing, late trading, fees, and other mutual fund issues in connection with various investigations. The regulators appear to be examining, among other things, the Fund’s response to market timing and shareholder exchange activity, including compliance with prospectus disclosure related to these subjects. The Fund has been informed that the Manager and its affiliates are responding to those information requests, but are not in a position to predict the outcome of these requests and investigations.

Important information concerning the Fund and its Manager with regard to recent regulatory developments is contained in the Notes to Financial Statements included in this report.

2	Smith Barney Large Capitalization Growth Fund

As always, thank you for your confidence in our stewardship of your assets. We look forward to helping you continue to meet your financial goals.

Sincerely,

R. Jay Gerken, CFA
Chairman, President and Chief Executive Officer

December 29, 2005

All index performance reflects no deduction for fees, expenses or taxes. Please note an investor cannot invest directly in an index.

i	Gross domestic product is a market value of goods and services produced by labor and property in a given country.
ii

The Federal Reserve Board is responsible for the formulation of a policy designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

iii	The federal funds rate is the interest rate that banks with excess reserves at a Federal Reserve district bank charge other banks that need overnight loans.
iv	The S&P 500 Index is an unmanaged index of 500 stocks that is generally representative of the performance of larger companies in the U.S.
v	The Russell Midcap Index measures the performance of the 800 smallest companies in the Russell 1000 Index whose average market capitalization was approximately $4.7 billion as of 6/24/05.
vi

The Russell 1000 Index measures the performance of the 1,000 largest companies in the Russell 3000 Index, which represents approximately 92% of the total market capitalization of the Russell 3000 Index.

vii

The Russell 2000 Index measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which represents approximately 8% of the total market capitalization of the Russell 3000 Index.

viii

The Russell 3000 Value Index measures the performance of those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth values. (A price-to-book ratio is the price of a stock compared to the difference between a company’s assets and liabilities.)

ix	The Russell 3000 Growth Index measures the performance of those Russell 3000 Index companies with higher price-to-book ratios and higher forecasted growth values.

Smith Barney Large Capitalization Growth Fund	3

Manager O verview

ALAN J. BLAKE Portfolio Manager
Q.	What were the overall market conditions during the Fund’s reporting period?

A.   Despite a number of setbacks and obstacles, the domestic economy continued to expand during the 12-month reporting period. The major challenges were the same for much of the past year: the Federal Reserve Board (“Fed”)i continued to raise interest rates; oil and energy prices reached new record highs; and the effects of the hurricanes on the Gulf Coast. The price of oil skyrocketed during the year, from $43 per barrel at the start of 2005 to a high of just under $70 at the end of August, as a result of tension in the Middle East, increased demand from China, labor strikes in Venezuela, and weather-related supply interruptions. The housing market continued at a torrid pace throughout the year, showing signs of cooling only in the last few months, despite increasing short-term interest rates throughout the year. The war in Iraq continued to put a strain on international relations and domestic spending and the continued dual deficits (both trade and budget deficits) became a concern to the market with regard to their effect on long-term growth.

While the market experienced some short-term volatility during the period, the domestic stock market in general registered gains over the past twelve months. However, most of the gains occurred at the start and end of the period. In late 2004, following the Presidential election (and with the uncertainty from the election removed), the market rallied strongly through the end of the year. But for most of 2005, the equity market stayed within a narrow range, with several major indexes ending the third quarter virtually flat for the year. Another rally at the end of the fiscal year in November of 2005, driven in part by strong third quarter corporate earnings news, accounted for much of the market’s gains during the period.

In general, market leadership over the period came from the mid-cap stocks, as both small- and large-caps had positive returns but lagged their mid-cap counterparts, while value-oriented stocks continued to outperform growth-oriented stocks.

Performance Review

For the 12 months ended November 30, 2005, Class A shares of the Smith Barney Large Capitalization Growth Fund, excluding sales charges, returned 12.34%. These shares outperformed the Fund’s unmanaged benchmark, the Russell 1000 Growth Indexii, which returned 9.73% for the same period. The Lipper Large-Cap Growth Funds Category Average1 increased 10.30% over the same time frame.

1

Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the 12-month period ended November 30, 2005, including the reinvestment of distributions, including returns of capital, if any, calculated among the 683 funds in the fund’s Lipper category, and excluding sales charges.

4	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

Performance Snapshot as of November 30, 2005 (excluding sales charges) (unaudited)
	6 Months	12 Months
Large Cap Growth Fund — Class A Shares	8.88%	12.34%
Russell 1000 Growth Index	7.05%	9.73%
Lipper Large-Cap Growth Funds Category Average	8.27%	10.30%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value and investment returns will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.citigroupam.com.

All class share returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include sales charges that may apply when shares are purchased or the deduction of taxes that a shareholder would pay on Fund distributions. Excluding sales charges, Class B shares returned 8.51%, Class C shares returned 8.52% and Class Y shares returned 9.13% over the six months ended November 30, 2005. Excluding sales charges, Class B shares returned 11.50%, Class C shares returned 11.50% and Class Y shares returned 12.76% over the twelve months ended November 30, 2005.

Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the period ended November 30, 2005, including the reinvestment of distributions, including returns of capital, if any, calculated among the 711 funds for the six-month period and among the 683 funds for the 12-month period in the Fund’s Lipper category and excluding sales charges.

Q.  What were the most significant factors affecting Fund performance?

A.   The Fund’s outperformance over the past fiscal year was due primarily to the strongly positive effects of stock selection, while the effect of sector allocation over the period was negative. Specifically, stock selection in the overweighted information technology and consumer discretionary sectors, the underweighted consumer staples sector, and the nearly market-weight health care sector contributed significantly to the Fund’s performance over the period. The Fund did not hold any energy and utilities sector stocks during the period, which had a slightly negative impact on performance. While these two industries represent only a small fraction of the assets in the benchmark index, they saw the greatest returns of any sector over the period due largely to the record-setting high prices for oil and gas.

Q.  What were the leading contributors to performance?

A.   Taking into account both price change and portfolio weighting, the leading contributors to performance included positions in Genentech Inc. and Amgen Inc. in health care, Gillette in consumer staples (which was acquired by Procter & Gamble Co. during the period) and information technology (IT) holdings including Texas Instruments Inc. and Motorola Inc.

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	5

Q. What were the leading detractors from performance?

A. In terms of individual stock holdings, the leading detractors from performance included positions in Dell Inc., Lucent Technologies Inc. and Juniper Networks Inc., all in IT, as well as Biogen Idec Inc. and Pfizer Inc. in health care.

Q. Were there any significant changes to the Fund during the reporting period?

A. New positions established during the period included Bed Bath & Beyond Inc., Amazon.com Inc. and a new spin-off from existing Fund holding IAC/Interactive Corp., Expedia Inc. in consumer discretionary, as well as Yahoo! Inc., Akami Technologies Inc., and Electronic Arts Inc. in IT. Procter & Gamble became a Fund holding late in the period when its acquisition of existing top-10 Fund holding Gillette closed at the start of October of 2005.

Several positions were eliminated during the period including holdings in Veritas Software, Lucent Technologies Inc. and Freescale Semiconductor Inc. in IT, Viacom Inc. in consumer discretionary and Cendant Corp. in industrials. At the close of the period, the Fund remained overweight in consumer discretionary, financials, IT and health care, underweight in industrials and consumer staples, and did not have significant holdings in energy, materials, telecommunication services or utilities.

Thank you for your investment in the Smith Barney Large Capitalization Growth Fund. As ever, we appreciate that you have chosen us to manage your assets and we remain focused on achieving the Fund’s investment goals.

Sincerely,

Alan J. Blake Portfolio Manager
December 29, 2005

6	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

Portfolio holdings and breakdowns are as of November 30, 2005 and are subject to change and may not be representative of the portfolio manager’s current or future investments. The Fund’s top ten holdings (as a percentage of net assets) as of this date were: Amazon.com Inc. (6.3%), Genentech, Inc. (6.2%), Amgen Inc. (5.3%), Texas Instruments Inc. (4.2%), Merrill Lynch & Co. Inc. (4.0%), Motorola Inc. (3.9%), Procter & Gamble Co. (3.8%), Home Depot Inc. (3.5%), Time Warner Inc. (3.5%) and eBay Inc. (2.9%). Please refer to pages 13 through 15 for a list and percentage breakdown of the Fund’s holdings.

The mention of sector breakdowns is for informational purposes only and should not be construed as a recommendation to purchase or sell any securities. The information provided regarding such sectors is not a sufficient basis upon which to make an investment decision. Investors seeking financial advice regarding the appropriateness of investing in any securities or investment strategies discussed should consult their financial professional. Portfolio holdings are subject to change at any time and may not be representative of the portfolio manager’s current or future investments. The Fund’s top five sector holdings (as a percentage of net assets) as of November 30, 2005 were: Information Technology (30.7%), Consumer Discretionary (22.9%), Health Care (21.4%), Financials (12.3%) and Consumer Staples (10.4%). The Fund’s portfolio composition is subject to change at any time.

RISKS: Keep in mind, common stocks are subject to market fluctuations.

All index performance reflects no deduction for fees, expenses or taxes. Please note an investor cannot invest directly in an index.

i

The Federal Reserve Board is responsible for the formulation of a policy designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

ii	The Russell 1000 Growth Index measures the performance of those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values.

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	7

F und at a Glance (unaudited)

As a Percent of Total Investments

Information Technology

Consumer Discretionary

Health Care

Financials

Consumer Staples

Industrials

30.7%

22.9%

21.4%

12.3%

10.4%

2.3%

0.0%

5.0%

10.0%

15.0%

20.0%

November 30, 2005

Investment Breakdown

25.0%

30.0%

35.0%

8	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

F und Expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments; and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on June 1, 2005 and held for the six months ended November 30, 2005.

Actual Expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

Based on Actual Total Return(1)
	Actual Total Return Without Sales Charges(2)	Beginning Account Value	Ending Account Value	Annualized Expense Ratios	Expenses Paid During the Period(3)
Class A	8.88%	$1,000.00	$1,088.80	1.16%	$6.07
Class B	8.51	1,000.00	1,085.10	1.91	9.98
Class C	8.52	1,000.00	1,085.20	1.90	9.93
Class Y	9.13	1,000.00	1,091.30	0.77	4.04
(1)	For the six months ended November 30, 2005.
(2)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable initial sales charges with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class B and C shares. Total return is not annualized, as it may not be representative of the total return for the year. Past performance is no guarantee of future results.

(3)

Expenses are equal to each class' respective annualized expense ratio, multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	9

Fund Expenses (unaudited) (continued)

Hypothetical Example for Comparison Purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

Based on Hypothetical Total Return(1)
	Hypothetical Annualized Total Return	Beginning Account Value	Ending Account Value	Annualized Expense Ratios	Expenses Paid During the Period(2)
Class A	5.00%	$1,000.00	$1,019.25	1.16%	$5.87
Class B	5.00	1,000.00	1,015.49	1.91	9.65
Class C	5.00	1,000.00	1,015.54	1.90	9.60
Class Y	5.00	1,000.00	1,021.21	0.77	3.90
(1)	For the six months ended November 30, 2005.
(2)

Expenses are equal to each class' respective annualized expense ratio, multiplied by the average account value over the period, multiplied by the number of days in the recent fiscal half-year, then divided by 365.

10	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

Fund Per formance

Average Annual Total Returns(1) (unaudited)
		Without Sales Charges(2)
	Class A	Class B	Class C	Class Y
Twelve Months Ended 11/30/05	12.34%	11.50%	11.50%	12.76%
Five Years Ended 11/30/05	0.87	0.13	0.12	1.26
Inception* through 11/30/05	8.74	7.93	7.93	8.44

		With Sales Charges(3)
	Class A	Class B	Class C	Class Y
Twelve Months Ended 11/30/05	6.73%	6.50%	10.50%	12.76%
Five Years Ended 11/30/05	(0.15)	(0.07)	0.12	1.26
Inception* through 11/30/05	8.06	7.93	7.93	8.44

Cumulative Total Returns(1) (unaudited)
	Without Sales Charges(2)
Class A (Inception* through 11/30/05)		99.73%
Class B (Inception* through 11/30/05)		87.81
Class C (Inception* through 11/30/05)		87.72
Class Y (Inception* through 11/30/05)		93.22

(1)

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect voluntary fee waivers. Past performance is no guarantee of future results. In the absence of voluntary fee waivers, the total return would have been lower.

(2)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of all applicable sales charges with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class B and C shares.

(3)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value. In addition, Class A shares reflect the deduction of the maximum initial sales charges of 5.00%; Class B shares reflect the deduction of a 5.00% CDSC, which applies if shares are redeemed within one year from purchase payment. Thereafter, the CDSC declines by 1.00% per year until no CDSC is incurred. Class C shares reflect the deduction of 1.00% CDSC, which applies if shares are redeemed within one year of purchase payment.

*	Inception date for Class A, B and C shares is August 29, 1997. Inception date for Class Y shares is October 15, 1997.

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	11

H istorical Performance (unaudited)

Value of $10,000 Invested in Class A, B and C* Shares of the Smith Barney Large Capitalization Growth Fund vs. the Russell 1000 Growth Index†

$25,000

20,000

15,000

10,000

5,000

0

8/97

11/97

11/98

11/99

11/00

11/01

11/02

11/03

11/04

11/05

Smith Barney Large Capitalization Growth Fund – Class A Shares

Smith Barney Large Capitalization Growth Fund – Class B Shares

Smith Barney Large Capitalization Growth Fund – Class C Shares

Russell 1000 Growth Index

$18,967

$18,781

$18,772

$12,755

†

Hypothetical illustration of $10,000 invested in Class A, B, and C shares on August 29, 1997 (inception date), assuming deduction of the maximum 5.00% sales charge at the time of investment for Class A shares and the deduction of the maximum 5.00% and 1.00% CDSC for Class B and C shares, repectively. It also assumes reinvestment of all distributions, including returns of capital, if any, at net asset value through November 30, 2005. The Russell 1000 Growth Index is considered indicative of the growth-oriented domestic stock market in general and is comprised of stocks in the Russell 1000 that have higher price-to-book ratios and higher forecasted growth values. The Indexes are unmanaged and not subject to the same management and trading expenses as a mutual fund. The performance of the Fund’s other class may be greater or less than the Class A, B, and C shares’ performance indicated on this chart, depending on whether greater or lesser sales charges and fees were incurred by shareholders investing in the other class.

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown also do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

*	On April 29, 2004, Class L shares were renamed as Class C shares.

12	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

S chedule of Investments November 30, 2005
SMITH BARNEY LARGE CAPITALIZATION GROWTH FUND

Shares	Security	Value
COMMON STOCKS — 100.0%
CONSUMER DISCRETIONARY — 22.9%
Hotels, Restaurants & Leisure — 1.4%
3,350,000	Expedia Inc. *	$83,046,500
Internet & Catalog Retail — 10.9%
8,000,000	Amazon.com Inc. *	387,680,000
4,000,300	eBay Inc. *	179,240,000
3,800,000	IAC/InterActiveCorp. *	104,918,000
	Total Internet & Catalog Retail	671,838,000
Media — 5.7%
12,000,000	Time Warner Inc.	215,760,000
5,500,000	Walt Disney Co.	137,115,000
	Total Media	352,875,000
Specialty Retail — 4.9%
2,000,000	Bed Bath & Beyond Inc. *	85,320,000
5,200,000	Home Depot Inc.	217,256,000
	Total Specialty Retail	302,576,000
	TOTAL CONSUMER DISCRETIONARY	1,410,335,500
CONSUMER STAPLES — 10.4%
Beverages — 4.4%
3,500,000	Coca-Cola Co.	149,415,000
2,000,000	PepsiCo Inc.	118,400,000
	Total Beverages	267,815,000
Food Products — 2.2%
2,000,000	Wm. Wrigley Jr. Co.	137,180,000
Household Products — 3.8%
4,100,000	Procter & Gamble Co.	234,479,000
	TOTAL CONSUMER STAPLES	639,474,000
FINANCIALS — 12.3%
Capital Markets — 6.8%
3,700,000	Merrill Lynch & Co. Inc.	245,754,000
3,000,000	Morgan Stanley	168,090,000
	Total Capital Markets	413,844,000
Insurance — 5.5%
2,400,000	American International Group Inc.	161,136,000
2,000	Berkshire Hathaway Inc., Class A Shares *	178,780,000
	Total Insurance	339,916,000
	TOTAL FINANCIALS	753,760,000

See Notes to Financial Statements.

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	13

Schedule of Investments (November 30, 2005) (continued)

Shares	Security	Value
HEALTH CARE — 21.4%
Biotechnology — 14.2%
4,000,000	Amgen Inc. *	$323,720,000
4,000,000	Biogen Idec Inc. *	171,240,000
4,000,000	Genentech Inc. *	382,480,000
	Total Biotechnology	877,440,000
Pharmaceuticals — 7.2%
2,900,000	Eli Lilly & Co.	146,450,000
2,200,000	Johnson & Johnson	135,850,000
7,500,000	Pfizer Inc.	159,000,000
	Total Pharmaceuticals	441,300,000
	TOTAL HEALTH CARE	1,318,740,000
INDUSTRIALS — 2.3%
Industrial Conglomerates — 2.3%
4,000,000	General Electric Co.	142,880,000
INFORMATION TECHNOLOGY — 30.7%
Communications Equipment — 9.8%
7,000,000	Cisco Systems Inc. *	122,780,000
5,500,000	Juniper Networks Inc. *	123,695,000
10,000,000	Motorola Inc.	240,900,000
2,500,000	QUALCOMM Inc.	113,675,000
	Total Communications Equipment	601,050,000
Computers & Peripherals — 1.9%
3,900,000	Dell Inc.*	117,624,000
Internet Software & Services — 3.8%
4,500,000	Akamai Technologies Inc. *	89,820,000
3,500,000	Yahoo! Inc. *	140,805,000
	Total Internet Software & Services	230,625,000
Semiconductors & Semiconductor Equipment — 8.1%
6,000,000	Intel Corp.	160,080,000
8,000,000	Texas Instruments Inc.	259,840,000
3,000,000	Xilinx Inc.	79,320,000
	Total Semiconductors & Semiconductor Equipment	499,240,000
Software — 7.1%
2,750,000	Electronic Arts Inc. *	154,990,000
6,000,000	Microsoft Corp.	166,260,000
5,000,000	Red Hat Inc. *	117,850,000
	Total Software	439,100,000
	TOTAL INFORMATION TECHNOLOGY	1,887,639,000
	TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENT
	(Cost — $4,642,212,683)	6,152,828,500

See Notes to Financial Statements.

14	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

Schedule of Investments (November 30, 2005) (continued)

Face Amount	Security	Value
SHORT-TERM INVESTMENT — 0.0%
Repurchase Agreement — 0.0%
$279,000	Interest in $611,401,000 joint tri-party repurchase agreement dated 11/30/05 with Banc of America Securities LLC, 4.020% due 12/1/05; Proceeds at maturity — $279,031; (Fully collateralized by various U.S. government agency obligations, 0.000% to 7.000% due 12/30/05 to 9/12/30; Market value — $284,580) (Cost — $279,000)	$279,000
	TOTAL INVESTMENTS — 100.0% (Cost — $4,642,491,683#)	6,153,107,500
	Other Assets in Excess of Liabilities — 0.0%	2,977,754
	TOTAL NET ASSETS — 100.0%	$6,156,085,254

*	Non-income producing security.
#	Aggregate cost for federal income tax purposes is $4,647,241,132.

See Notes to Financial Statements.

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	15

S tatement of Assets and Liabilities (November 30, 2005)
ASSETS:
Investments, at value (Cost — $4,642,491,683)	$6,153,107,500
Cash	449
Dividends and interest receivable	6,883,115
Receivable for Fund shares sold	5,184,293
Prepaid expenses	81,816
Total Assets	6,165,257,173
LIABILITIES:
Management fee payable	3,537,633
Payable for Fund shares repurchased	3,379,418
Transfer agent fees payable	1,197,254
Distribution fees payable	778,339
Trustees’ fees payable	12,932
Accrued expenses	266,343
Total Liabilities	9,171,919
Total Net Assets	$6,156,085,254

NET ASSETS:
Par value (Note 5)	$265,460
Paid-in capital in excess of par value	5,129,069,297
Accumulated net investment loss	(3,590)
Accumulated net realized loss on investments	(483,861,730)
Net unrealized appreciation on investments	1,510,615,817
Total Net Assets	$6,156,085,254

Shares Outstanding:
Class A	87,529,163
Class B	34,389,306
Class C	41,191,569
Class Y	102,349,796
Net Asset Value:
Class A (and redemption price)	$23.30
Class B*	$21.92
Class C*	$21.91
Class Y (and redemption price)	$24.03
Maximum Public Offering Price Per Share:
Class A (based on maximum sales charge of 5.00%)	$24.53
*	Redemption price is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

16	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

S tatement of Operations (For the year ended November 30, 2005)
INVESTMENT INCOME:
Dividends	$45,503,251
Interest	811,483
Total Investment Income	46,314,734
EXPENSES:
Management fee (Note 2)	39,664,281
Distribution fees (Notes 2 and 4)	21,298,048
Transfer agent fees (Notes 2 and 4)	5,418,299
Shareholder reports (Note 4)	359,922
Custody fees	238,610
Registration fees	112,032
Insurance	106,912
Trustees’ fees	102,026
Audit and tax	35,558
Legal fees	26,516
Miscellaneous expenses	41,404
Total Expenses	67,403,608
Net Investment Loss	(21,088,874)
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTES 1 AND 3):
Net Realized Loss From Investments	(110,401,631)
Change in Net Unrealized Appreciation/Depreciation From Investments	779,595,641
Net Gain on Investments	669,194,010
Increase in Net Assets From Operations	$648,105,136

See Notes to Financial Statements.

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	17

S tatements of Changes in Net Assets (For the years ended November 30,)
	2005	2004
OPERATIONS:
Net investment loss	$(21,088,874)	$(9,146,278)
Net realized loss	(110,401,631)	(44,748,963)
Change in net unrealized appreciation/depreciation	779,595,641	(68,915,552)
Increase (Decrease) in Net Assets From Operations	648,105,136	(122,810,793)
FUND SHARE TRANSACTIONS (NOTE 5):
Net proceeds from sale of shares	1,846,147,302	1,153,401,325
Cost of shares repurchased	(1,169,079,255)	(900,927,768)
Increase in Net Assets From Fund Share Transactions	677,068,047	252,473,557
Increase in Net Assets	1,325,173,183	129,662,764
NET ASSETS:
Beginning of year	4,830,912,071	4,701,249,307
End of year*	$6,156,085,254	$4,830,912,071
* Includes accumulated net investment loss	$(3,590)	—

See Notes to Financial Statements.

18	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

Fin ancial Highlights
For a share of each class of beneficial interest outstanding throughout each year ended November 30:
Class A Shares(1)	2005	2004		2003	2002	2001
Net Asset Value, Beginning of Year	$20.74	$21.16		$16.56	$20.30	$22.31
Income (Loss) From Operations:
Net investment loss	(0.06)	(0.00	)(2)	(0.06)	(0.04)	(0.05)
Net realized and unrealized gain (loss)	2.62	(0.42)		4.66	(3.70)	(1.96)
Total Income (Loss) From Operations	2.56	(0.42)		4.60	(3.74)	(2.01)
Net Asset Value,End of Year	$23.30	$20.74		$21.16	$16.56	$20.30
Total Return(3)	12.34%	(1.98)%		27.78%	(18.42)%	(9.01)%
Net Assets,End of Year (millions)	$2,040	$1,280		$1,121	$722	$912
Ratios to Average Net Assets:
Gross expenses	1.17%	1.17%		1.14%	1.16%	1.13%
Net expenses	1.17	1.15	(4)	1.14	1.16	1.13
Net investment income (loss)	(0.30)	0.02		(0.32)	(0.24)	(0.26)
Portfolio Turnover Rate	12%	5%		6%	13%	8%
(1)	Per share amounts have been calculated using the average shares method.
(2)	Amount represents less than $0.01 per share.
(3)

Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.

(4)	The investment manager voluntarily waived a portion of its fees.

See Notes to Financial Statements.

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	19

Financial Highlights (continued)
For a share of each class of beneficial interest outstanding throughout each year ended November 30:
Class B Shares(1)	2005	2004	2003	2002	2001
Net Asset Value, Beginning of Year	$19.66	$20.20	$15.93	$19.67	$21.78
Income (Loss) From Operations:
Net investment loss	(0.21)	(0.16)	(0.18)	(0.17)	(0.21)
Net realized and unrealized gain (loss)	2.47	(0.38)	4.45	(3.57)	(1.90)
Total Income (Loss) From Operations	2.26	(0.54)	4.27	(3.74)	(2.11)
Net Asset Value,End of Year	$21.92	$19.66	$20.20	$15.93	$19.67
Total Return(2)	11.50%	(2.67)%	26.80%	(19.01)%	(9.69)%
Net Assets, End of Year (millions)	$754	$981	$1,171	$981	$1,451
Ratios to Average Net Assets:
Gross expenses	1.90%	1.90%	1.89%	1.89%	1.89%
Net expenses	1.90	1.88 (3)	1.89	1.89	1.89
Net investment loss	(1.05)	(0.77)	(1.06)	(0.98)	(1.03)
Portfolio Turnover Rate	12%	5%	6%	13%	8%
(1)	Per share amounts have been calculated using the average shares method.
(2)

Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.

(3)	The investment manager voluntarily waived a portion of its fees.

See Notes to Financial Statements.

20	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended November 30:

Class C Shares(1)(2)	2005	2004	2003	2002	2001
Net Asset Value, Beginning of Year	$19.65	$20.20	$15.92	$19.67	$21.78
Income (Loss) From Operations:
Net investment loss	(0.22)	(0.15)	(0.18)	(0.17)	(0.21)
Net realized and unrealized gain (loss)	2.48	(0.40)	4.46	(3.58)	(1.90)
Total Income (Loss) From Operations	2.26	(0.55)	4.28	(3.75)	(2.11)
Net Asset Value, End of Year	$21.91	$19.65	$20.20	$15.92	$19.67
Total Return(3)	11.50%	(2.72)%	26.88%	(19.06)%	(9.69)%
Net Assets, End of Year (millions)	$902	$935	$960	$702	$923
Ratios to Average Net Assets:
Gross expenses	1.92%	1.90%	1.91%	1.91%	1.89%
Net expenses	1.92	1.88 (4)	1.91	1.91	1.89
Net investment loss	(1.07)	(0.74)	(1.08)	(1.00)	(1.03)
Portfolio Turnover Rate	12%	5%	6%	13%	8%
(1)	Per share amounts have been calculated using the average shares method.
(2)	On April 29, 2004, Class L shares were renamed as Class C shares.
(3)

Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.

(4)	The investment manager voluntarily waived a portion of its fees.

See Notes to Financial Statements.

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	21

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended November 30:

Class Y Shares(1)	2005	2004	2003	2002	2001
Net Asset Value, Beginning of Year	$21.31	$21.65	$16.88	$20.61	$22.57
Income (Loss) From Operations:
Net investment income	0.02	0.09	0.01	0.03	0.02
Net realized and unrealized gain (loss)	2.70	(0.43)	4.76	(3.76)	(1.98)
Total Income (Loss) From Operations	2.72	(0.34)	4.77	(3.73)	(1.96)
Net Asset Value, End of Year	$24.03	$21.31	$21.65	$16.88	$20.61
Total Return(2)	12.76%	(1.57)%	28.26%	(18.10)%	(8.68)%
Net Assets, End of Year (millions)	$2,460	$1,635	$1,449	$492	$341
Ratios to Average Net Assets:
Gross expenses	0.78%	0.79%	0.76%	0.77%	0.77%
Net expenses	0.78	0.76 (3)	0.76	0.77	0.77
Net investment income	0.09	0.41	0.05	0.16	0.10
Portfolio Turnover Rate	12%	5%	6%	13%	8%
(1)	Per share amounts have been calculated using the average shares method.
(2)

Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.

(3)	The investment manager voluntarily waived a portion of its fees.

See Notes to Financial Statements.

22	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

N otes to Financial Statements

1. Organization and Significant Accounting Policies

The Smith Barney Large Capitalization Growth Fund (the “Fund”), is a separate diversified investment fund of the Smith Barney Investment Trust (the “Trust”). The Trust, a Massachusetts business trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.

(a) Investment Valuation. Equity securities for which market quotations are available are valued at the last sale price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund may value these investments at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates market value.

(b) Repurchase Agreements. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Security Transactions and Investment Income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.

(d) Distributions to Shareholders. Distributions from net investment income and distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	23

Notes to Financial Statements (continued)

(e) Class Accounting. Investment income, common expenses and realized/unrealized gain (loss) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that class.

(f) Federal and Other Taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its income and net realized gains on investments, if any, to shareholders each year. Therefore, no federal income tax provision is required in the Fund’s financial statements.

(g) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	Accumulated Net Investment Loss	Paid-in Capital
(a)	$21,085,284	$(21,085,284)
(a)	Reclassifications are primarily due to a tax net operating loss.

2. Management Agreement and Other Transactions with Affiliates

Smith Barney Fund Management LLC (“SBFM”), an indirect wholly-owned subsidiary of Citigroup Inc. (“Citigroup”), acts as investment manager to the Fund. The Fund pays SBFM a management fee which is calculated daily and paid monthly at the annual rate of the Fund’s average daily net assets as follows:

Average Daily Net Assets	Investment Management Fee Rate
First $1 billion	0.750%
Next $2.5 billion	0.725
Next $2.5 billion	0.700
Over $10 billion	0.650

As of October 1, 2005, the management fee, which is calculated daily and payable monthly, was changed to a fee calculated in accordance with the following breakpoint schedule:

Average Daily Net Assets	Investment Management Fee Rate
First $1 billion	0.750%
Next $1 billion	0.725
Next $3 billion	0.700
Next $5 billion	0.675
Over $10 billion	0.650

24	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

Notes to Financial Statements (continued)

Citicorp Trust Bank, fsb. (“CTB”), another subsidiary of Citigroup, acts as the Fund’s transfer agent. PFPC Inc. (“PFPC”) and Primerica Shareholder Services (“PSS”), another subsidiary of Citigroup, act as the Fund’s sub-transfer agents. CTB receives account fees and asset-based fees that vary according to the size and type of account. PFPC and PSS are responsible for shareholder recordkeeping and financial processing for all shareholder accounts and are paid by CTB. During the year ended November 30, 2005, the Fund paid transfer agent fees of $3,163,390 to CTB.

In addition, for the year ended November 30, 2005, the Fund also paid $884,349 to other Citigroup affiliates for shareholder recordkeeping services.

Citigroup Global Markets Inc. (“CGM”) and PFS Distributors, Inc., both of which are subsidiaries of Citigroup, act as the Fund’s distributors.

There is a maximum initial sales charge of 5.00% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment and declines thereafter by 1.00% per year until no CDSC is incurred. Class C shares also have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the year ended November 30, 2005, CGM, another indirect wholly-owned subsidiary of Citigroup, received sales charges of approximately $1,166,000 on sales of the Fund’s Class A shares. In addition, for the year ended November 30, 2005, CDSCs paid to CGM and its affiliates were approximately:

	Class A	Class B	Class C
CDSCs	$4,000	$905,000	$67,000

For the year ended November 30, 2005, 2005, CGM and its affiliates received brokerage commissions of $40,000.

The Fund has adopted an unfunded, non-qualified deferred compensation plan (the “Plan”) which allows non-interested trustees (“Trustees”) to defer the receipt of all or a portion of the trustees’ fees earned until a later date specified by the Trustees. The deferred fees earn a return based on notional investments selected by the Trustees. The balance of the deferred fees payable may change depending upon the investment performance. Any gains or losses incurred in the deferred balances are reported in the statement of operations under trustees’ fees. Under the Plan, deferred fees are considered a general obligation of the Fund and any payments made pursuant to the Plan will be made from the Fund’s general assets.

As of November 30, 2005, the Fund has accrued $3,590 as deferred compensation.

Certain officers and one Trustee of the Trust are employees of Citigroup or its affiliates and do not receive compensation from the Trust.

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	25

Notes to Financial Statements (continued)

3. Investments

During the year ended November 30, 2005, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$1,275,062,745
Sales	613,832,096

At November 30, 2005, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$1,635,307,427
Gross unrealized depreciation	(129,441,059)
Net unrealized appreciation	$1,505,866,368

4. Class Specific Expenses

Pursuant to a Distribution Plan, the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.75% of the average daily net assets of each class, respectively. For the year ended November 30, 2005, total Distribution fees, which are accrued daily and paid monthly, were as follows:

	Class A	Class B	Class C
Distribution Fees	$3,775,192	$8,559,839	$8,963,017

For the year ended November 30, 2005, total Transfer Agent fees were as follows:

	Class A	Class B	Class C	Class Y
Transfer Agent Fees	$2,399,220	$1,153,188	$1,419,311	$446,580

For the year ended November 30, 2005, total Shareholder Reports expenses were as follows:

	Class A	Class B	Class C	Class Y
Shareholder Reports Expenses	$127,448	$121,938	$105,470	$5,066

26	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

Notes to Financial Statements (continued)

5. Shares of Beneficial Interest

At November 30, 2005, the Fund had an unlimited number of shares of beneficial interest authorized with a par value of $0.001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	Year Ended November 30, 2005		Year Ended November 30, 2004
	Shares	Amount	Shares	Amount
Class A
Shares sold	42,853,833	$938,770,122	20,841,695	$446,955,823
Shares repurchased	(17,043,499)	(367,194,011)	(12,117,501)	(255,255,860)
Net Increase	25,810,334	$571,576,111	8,724,194	$191,699,963

Class B
Shares sold	1,861,518	$37,669,139	4,167,482	$85,539,926
Shares repurchased	(17,379,158)	(350,612,472)	(12,204,210)	(246,188,342)
Net Decrease	(15,517,640)	$(312,943,333)	(8,036,728)	$(160,648,416)

Class C*
Shares sold	5,396,664	$109,282,561	8,677,098	$177,234,832
Shares repurchased	(11,788,028)	(238,170,396)	(8,648,185)	(173,339,283)
Net Increase (Decrease)	(6,391,364)	$(128,887,835)	28,913	$3,895,549

Class Y
Shares sold	35,188,143	$760,425,480	20,542,799	$443,670,744
Shares repurchased	(9,567,538)	(213,102,376)	(10,723,536)	(226,144,283)
Net Increase	25,620,605	$547,323,104	9,819,263	$217,526,461

* On April 29, 2004, Class L shares were renamed as Class C shares.

6. Income Tax Information and Distributions to Shareholders

There were no distributions paid by the Fund during the fiscal years ended November 30, 2005 and 2004.

As of November 30, 2005, the components of accumulated earnings on a tax basis were as follows:

Capital loss carryforward*	$(476,111,269)
Other book/tax temporary differences(a)	(3,004,602)
Unrealized appreciation(b)	1,505,866,368
Total accumulated earnings — net	$1,026,750,497

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	27

Notes to Financial Statements (continued)

* As of November 30, 2005, the Fund had the following net capital loss carryforward remaining:

Year of Expiration	Amount
11/30/2009	$(23,915,065)
11/30/2010	(182,430,750)
11/30/2011	(117,402,822)
11/30/2012	(44,748,963)
11/30/2013	(107,613,669)
$(476,111,269)

These amounts will be available to offset any future taxable capital gains.

(a)	Other book/tax temporary differences are attributable primarily to the deferral of post-October capital losses for tax purposes and differences in the book/tax treatment of various items.
(b)	The difference between book-basis and tax-basis unrealized appreciation/(depreciation) is attributable primarily to the tax deferral of losses on wash sales.

7. Regulatory Matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against SBFM and CGM relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds (the “Funds”).

The SEC order finds that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940 (“Advisers Act”). Specifically, the order finds that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Fund’s investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also finds that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Funds’ best interests and that no viable alternatives existed. SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding.

The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order requires Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million

28	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

Notes to Financial Statements (continued)

in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan prepared and submitted for approval by the SEC. The order also requires that transfer agency fees received from the Funds since December 1, 2004 less certain expenses be placed in escrow and provides that a portion of such fees may be subsequently distributed in accordance with the terms of the order.

The order required SBFM to recommend a new transfer agent contract to the Fund boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Fund’s Board selected a new transfer agent for the Fund. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

At this time, there is no certainty as to how the proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. Although there can be no assurance, the Fund’s investment manager does not believe that this matter will have a material adverse effect on the Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason, Inc. (“Legg Mason”).

8. Legal Matters

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the SEC described in Note 7. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the investment manager for the Smith Barney family of funds, rescission of the Funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys’ fees and litigation expenses.

On October 5, 2005, a motion to consolidate the five actions and any subsequently filed, related action was filed. That motion contemplates that a consolidated amended complaint alleging substantially similar causes of action will be filed in the future. As of the date of this report, the Fund’s investment manager believes that resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Funds or the ability of the Fund’s investment manager and its affiliates to continue to render services to the Funds under their respective contracts.

* * *

Beginning in June 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM and a number of its affiliates, including SBFM and Salomon Brothers Asset Management Inc. (the “Advisers”), substantially all of the mutual funds

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	29

Notes to Financial Statements (continued)

managed by the Advisers, including the Fund (the “Funds”), and directors or trustees of the Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Advisers caused the Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Funds by improperly charging Rule l2b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Funds failed to adequately disclose certain aspects of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Funds’ contracts with the Advisers, recovery of all fees paid to the Advisers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. While the lawsuit is in its earliest stages, to the extent that the Complaint purports to state causes of action against the Funds, the Fund’s investment manager believes the Funds have significant defenses to such allegations, which the Funds intend to vigorously assert in responding to the Complaint.

Additional lawsuits arising out of theses circumstances and presenting similar allegations and requests for relief may be filed against the Defendants in the future.

As of the date of this report, the Fund’s investment manager and the Funds believe that the resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Funds or the ability of the Advisers and their affiliates to continue to render services to the Funds under their respective contracts.

The Defendants have moved to dismiss the Complaint. Those motions are pending before the court.

9. Other Matters

On September 16, 2005, the staff of the SEC informed SBFM and Salomon Brothers Asset Management Inc (“SBAM”) that the staff is considering recommending that the SEC institute administrative proceedings against SBFM and SBAM for alleged violations of Section 19(a) and 34(b) of the Investment Company Act (and related Rule 19a-1). The notification is a result of an industry wide inspection by the SEC and is based upon alleged deficiencies in disclosures regarding dividends and distributions paid to shareholders of certain funds. Section 19(a) and related Rule 19a-1 of the Investment Company Act generally require funds that are making dividend and distribution payments to provide shareholders with a written statement disclosing the source of the dividends and distributions, and, in particular, the portion of the payments made from each of net investment income, undistributed net profits and/or paid-in capital. In connection with the contemplated proceedings, the staff may seek a cease and desist order and/or monetary damages from SBFM or SBAM.

Although there can be no assurance, SBFM and SBAM believe that this matter is not likely to have a material adverse effect on the Fund or SBFM and SBAM’s ability to perform investment management services relating to the Fund.

30	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

Notes to Financial Statements (continued)

10. Subsequent Events

On December 1, 2005, Citigroup completed the sale of substantially all of its asset management business, CAM, to Legg Mason. As a result, the Fund’s investment manager (the “Manager”), previously an indirect wholly-owned subsidiary of Citigroup, has become a wholly-owned subsidiary of Legg Mason. Completion of the sale caused the Fund’s existing investment management contract to terminate. The Fund’s shareholders previously approved a new investment management contract between the Fund and the Manager, which became effective on December 1, 2005.

Legg Mason, whose principal executive offices are in Baltimore, Maryland, is a financial services holding company. As of December 2, 2005, Legg Mason’s asset management operation had aggregate assets under management of approximately $830 billion (unaudited).

The Fund’s Board has appointed the Fund’s current distributor, CGM, and Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, as co-distributors of the Fund. The Fund’s Board has also approved amended and restated Rule 12b-1 Plans. CGM and other broker-dealers, financial intermediaries and financial institutions (each called a “Service Agent”) that currently offer Fund shares will continue to make the Fund’s shares available to their clients. Additional Service Agents may offer Fund shares in the future.

Effective December 1, 2005, with respect to those Fund share classes subject to a Rule 12b-1 Plan, the Fund pays service and distribution fees to each of LMIS and CGM for the services they provide and expenses they bear under the Distribution Agreements. The expenses intended to be covered by the distribution fees include those of each co-distributor. The co-distributors will provide the Fund’s Board with periodic reports of amounts expended under the Fund’s Rule 12b-1 Plans and the purposes for which such expenditures were made.

Effective December 1, 2005, CGM is no longer an affiliated person of the Fund under the 1940 Act, as amended. As a result, the Fund is permitted to execute transactions with CGM or an affiliate of CGM as agent (but not as principal) without the restrictions applicable to transactions with affiliated persons. Similarly, the Fund generally is permitted to purchase securities in underwritings in which CGM or an affiliate of CGM is a member without the restrictions imposed by certain rules of the Securities and Exchange Commission. The Manager’s use of CGM or affiliates of CGM as agent in portfolio transactions with the Fund is governed by the Fund’s policy of seeking the best overall terms available.

Certain officers and one Trustee of the Fund are employees of Legg Mason or its affiliates and do not receive compensation from the Fund.

The Fund’s Board has approved PFPC to serve as transfer agent for the Fund.

The principal business office of PFPC is located at 4400 Computer Drive, Westborough, MA 01581.

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	31

Report of In dependent Registered Public Accounting Firm

The Shareholders and Board of Trustees Smith Barney Investment Trust:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of the Smith Barney Large Capitalization Growth Fund, a series of Smith Barney Investment Trust, as of November 30, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of November 30, 2005, by correspondence with the custodian and broker or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and the financial highlights referred to above present fairly, in all material respects, the financial position of the Smith Barney Large Capitalization Growth Fund as of November 30, 2005, and the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York

January 20, 2006

32	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

B oard Approval of Management Agreement (unaudited)

At separate meetings of the Fund’s Board of Trustees, the Board considered the re-approval for an annual period of the Fund’s management agreement (the “Agreement”), pursuant to which Smith Barney Fund Management LLC (the “Manager”) provides the Fund with investment advisory and administrative services. The Board members who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “Independent Trustees”)) of the Fund were assisted in their review by Fund counsel and independent legal counsel and met with independent legal counsel in executive sessions separate from representatives of the Manager. The Independent Trustees requested and received information from the Manager they deemed reasonably necessary for their review of the Agreement and the Manager’s performance. This information was initially reviewed by a special committee of the Independent Trustees and then by the full Board. Prior to the Board’s deliberations, Citigroup had announced an agreement to sell the Manager to Legg Mason, which, subject to certain approvals, was expected to be effective later in the year. Consequently, representatives of Legg Mason discussed with the Board Legg Mason’s intentions regarding the preservation and strengthening of the Manager’s business. The Independent Trustees also requested and received certain assurances from senior management of Legg Mason regarding the continuation of the Fund’s portfolio management team and of the level of other services provided to the Fund and its shareholders should the sale of the Manager be consummated. At subsequent Board meetings, representatives of Citigroup Asset Management (“CAM”) and Legg Mason made additional presentations to and responded to further questions from the Board regarding Legg Mason’s acquisition of CAM, which includes the Manager. After considering these presentations and reviewing additional written materials provided by CAM and Legg Mason, the Board, including the Independent Trustees, approved, subject to shareholder approval, a new Agreement permitting the Manager to continue to provide its services to the Fund after consummation of the sale of the Manager to Legg Mason. (Shareholders approved the new Agreement and the sale of CAM to Legg Mason was consummated as of December 1, 2005.)

In voting to approve the Agreement, the Independent Trustees considered whether the approval of the Agreement would be in the best interests of the Fund and its shareholders, an evaluation based on several factors including those discussed below.

Analysis of the Nature, Extent and Quality of the Services provided to the Fund

The Board received a presentation from representatives of the Manager regarding the nature, extent and quality of services provided to the Fund and other funds in the CAM fund complex. In addition, the Independent Trustees received and considered other information regarding the services provided to the Fund by the Manager under the Agreement during the past year, including a description of the administrative and other services rendered to the Fund and its shareholders by the Manager. The Board noted information received at regular meetings throughout the year related to the services rendered by the Manager about the management of the Fund’s affairs and the Manager’s role

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	33

Board Approval of Management Agreement (unaudited) (continued)

in coordinating the activities of the Fund’s other service providers. The Board’s evaluation of the services provided by the Manager took into account the Board’s knowledge and familiarity gained as Board members of funds in the CAM fund complex, including the scope and quality of the Manager’s investment management and other capabilities and the quality of its administrative and other services. The Board observed that the scope of services provided by the Manager had expanded over time as a result of regulatory and other developments, including maintaining and monitoring its own and the Fund’s expanded compliance programs. The Board also considered the Manager’s response to recent regulatory compliance issues affecting the Manager and the CAM fund complex. The Board reviewed information received from the Manager and the Fund’s Chief Compliance Officer regarding the implementation to date of the Fund’s compliance policies and procedures established pursuant to Rule 38a-1 under the Investment Company Act of 1940, as amended.

The Board reviewed the qualifications, backgrounds and responsibilities of the Fund’s senior personnel and the portfolio management team primarily responsible for the day-to-day portfolio management of the Fund. The Board also considered the willingness of the Manager to consider and implement organizational changes to improve investment results and the services provided to the CAM fund complex. The Board noted that the Manager’s Office of the Chief Investment Officer, comprised of the senior officers of the investment teams managing the funds in the CAM complex, participates in reporting to the Board on investment matters. The Board also considered, based on its knowledge of the Manager and its affiliates, the financial resources available to CAM and its parent organization, Citigroup Inc.

The Board also considered the Manager’s brokerage policies and practices, the standards applied in seeking best execution, the Manager’s policies and practices regarding soft dollars, the use of a broker affiliated with the Manager and the existence of quality controls applicable to brokerage allocation procedures. In addition, management also reported to the Board on, among other things, its business plans, recent organizational changes and portfolio manager compensation plan.

The Board concluded that, overall, it was satisfied with the nature, extent and quality of services provided (and expected to be provided) under the Agreement by the Manager.

Fund Performance

The Board received and reviewed performance information for the Fund and for a group of comparable funds (the “Performance Universe”) selected by Lipper Inc., an independent provider of investment company data. The Board was provided with a description of the methodology Lipper used to determine the similarity of the Fund with the funds included in the Performance Universe. The Board also was provided with information comparing the Fund’s performance to the Lipper category averages over various time periods. The Board members noted that they had also received and discussed with management information throughout the year at periodic intervals comparing the Fund’s performance against its benchmark index. The information comparing the Fund’s

34	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

Board Approval of Management Agreement (unaudited) (continued)

performance to that of the Performance Universe, consisting of all retail and institutional funds classified as “large-cap growth funds” by Lipper, was for the one-, three- and five-year periods ended March 31, 2005. The Fund performed below the median for the one-year period and better than the median for the three- and five-year periods ended March 31, 2005. The Board also reviewed performance information provided by the Manager for periods ended June 2005, which showed the Fund’s performance was competitive during the second quarter compared to the Lipper category average. The Board members discussed with the Fund’s portfolio manager the Fund’s investment strategy and the reasons for the Fund’s underperformance compared to the Lipper category average for the one-year period. The Board members noted that the portfolio manager is very experienced with a superior long-term track record, and expressed their confidence in the portfolio management team. Based on its review, the Board generally was satisfied with the Fund’s long-term performance and the Manager’s efforts to improve the Fund’s short-term performance.

Management Fees and Expense Ratios

The Board reviewed and considered the contractual management fee (the “Contractual Management Fee”) payable by the Fund to the Manager for investment advisory and administrative services in light of the nature, extent and quality of the management services provided by the Manager.

Additionally, the Board received and considered information comparing the Fund’s Contractual Management Fee and the Fund’s overall expense ratio with those of funds in both the relevant expense group (the “Expense Group”) and a broader group of funds, each selected and provided by Lipper. The Board also reviewed information regarding the fees the Manager charged any of its other U.S. clients investing primarily in an asset class similar to that of the Fund including, where applicable, separate accounts. The Manager reviewed with the Board the significant differences in the scope of services provided to the Fund and to these other clients, noting that the Fund is provided with regulatory compliance and administrative services, office facilities and fund officers (including the Fund’s chief executive, chief financial and chief compliance officers), and that the Manager coordinates and oversees the provision of services to the Fund by other fund service providers. The Board considered the fee comparisons in light of the scope of services required to manage these different types of accounts. The Board received an analysis of complex-wide management fees provided by the Manager, which, among other things, set out a proposed framework of fees based on asset classes.

Management also discussed with the Board the Fund’s distribution arrangements. The Board was provided with information concerning revenues received by and certain expenses incurred by the Fund’s affiliated distributors and how the amounts received by the distributors are expended.

The information comparing the Fund’s Contractual Management Fee as well as its actual total expense ratio to its Expense Group, consisting of nine retail front-end load funds (including the Fund) classified as “large-cap growth funds” by Lipper, showed that

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	35

Board Approval of Management Agreement (unaudited) (continued)

the Fund’s Contractual Management Fee was higher than the median of management fees paid by the other funds in the Expense Group. The Board noted that commencing August 1, 2004, the Manager implemented breakpoints to the Fund’s Contractual Management Fee and that the full benefit of this adjustment was not reflected in the Lipper Report. The Board noted that the Fund’s actual total expense ratio was lower than the median of total expense ratios of the other funds in the Expense Group.

After discussions with the Board members, the Manager offered to further revise the Fund’s Contractual Management Fee by implementing additional breakpoints at lower asset levels, resulting in a lower effective fee rate at the Fund’s current asset level.

Taking all of the above into consideration, the Board determined that the management fee was reasonable in light of the comparative expense information and the nature, extent and quality of the services provided to the Fund under the Agreement.

Manager Profitability

The Board received and considered a profitability analysis of the Manager and its affiliates in providing services to the Fund. The Board also received profitability information with respect to the CAM fund complex as a whole. In addition, the Board received information with respect to the Manager’s allocation methodologies used in preparing this profitability data as well as a report from an outside consultant that had reviewed the Manager’s methodology. The Board also noted the profitability percentage ranges determined by appropriate court cases to be reasonable given the services rendered to investment companies. The Board determined that the Manager’s profitability was not excessive in light of the nature, extent and quality of the services provided to the Fund.

Economies of Scale

The Board received and considered information regarding whether there have been economies of scale with respect to the management of the Fund, whether the Fund has appropriately benefited from any economies of scale, and whether there is potential for realization of any further economies of scale. The Board considered whether economies of scale in the provision of services to the Fund were being passed along to the shareholders. The Board also considered whether alternative management fee structures (such as with additional breakpoints) would be more appropriate or reasonable taking into consideration economies of scale or other efficiencies.

The Board noted that the Fund’s assets exceeded the specified asset level at which one or more breakpoints to its new Contractual Management Fee would be triggered. Accordingly, the Fund and its shareholders would realize economies of scale because the total expense ratio of the Fund was lower than if no breakpoints were in place. The Board also noted that as the Fund’s assets have increased over time, the Fund and its shareholders have realized other economies of scale as certain expenses, such as fixed Fund fees, became a smaller percentage of overall assets. The Board noted that it appeared that the benefits of any economies of scale also would be appropriately shared with shareholders through increased investment in fund management and administration resources.

36	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

Board Approval of Management Agreement (unaudited) (continued)

Other Benefits to the Manager

The Board considered other benefits received by the Manager and its affiliates as a result of the Manager’s relationship with the Fund, including any soft dollar arrangements, receipt of brokerage commissions and the opportunity to offer additional products and services to Fund shareholders.

In light of the costs of providing investment management and other services to the Fund and the Manager’s ongoing commitment to the Fund, the profits and other ancillary benefits that the Manager and its affiliates received were considered reasonable.

Based on their discussions and considerations, including those described above, the Board members approved the Agreement to continue for another year.

No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Agreement.

Additional Information

On June 23, 2005, Citigroup entered into a definitive agreement (the “Transaction Agreement”) with Legg Mason, under which Citigroup agreed to sell substantially all of its asset management business, CAM, which includes the Manager, to Legg Mason in exchange for the broker-dealer and investment banking businesses of Legg Mason and certain other considerations (the “Transaction”). The Transaction closed on December 1, 2005.

The consummation of the Transaction resulted in the automatic termination of the Fund’s current management agreement in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”). Prior to the closing of the Transaction, the Fund’s Board approved a new management agreement between the Fund and the Manager (the “New Management Agreement”) and authorized the Fund’s officers to submit the New Management Agreement to shareholders for their approval.

On July 11, 2005, members of the Board discussed with CAM management and certain Legg Mason representatives the Transaction and Legg Mason’s general plans and intentions regarding CAM’s business and its combination with Legg Mason’s business. The Board Members also inquired about the plans for and anticipated roles and responsibilities of certain CAM employees and officers after the Transaction.

At a meeting held on August 1, 2005, the Fund’s Board, including a majority of the Board Members who are not “interested persons” of the Fund or the Manager as defined in the 1940 Act (the “Independent Board Members”), approved the New Management Agreement. To assist the Board in its consideration of the New Management Agreement, Legg Mason provided materials and information about Legg Mason, including its financial condition, asset management capabilities and organization, and CAM provided materials and information about the Transaction between Legg Mason and Citigroup. Representatives of CAM and Legg Mason also made presentations to and responded to questions from the Board. The Independent Board Members, through their independent legal counsel, also requested and received additional information from CAM and Legg Mason in connection with their consideration of the New Management Agreement. The additional information was provided in advance of and at the August meeting. After the

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	37

Board Approval of Management Agreement (unaudited) (continued)

presentations and after reviewing the written materials provided, the Independent Board Members met in executive session with their counsel to consider the New Management Agreement. The Independent Board Members also conferred separately and with their counsel about the Transaction on a number of occasions, including in connection with the July and August meetings.

In their deliberations concerning the New Management Agreement, among other things, the Board Members considered:

(i) the reputation, financial strength and resources of Legg Mason and its investment advisory subsidiaries;

(ii) that, following the Transaction, CAM will be part of an organization focused on the asset management business;

(iii) that Legg Mason is an experienced and respected asset management firm, and that Legg Mason has advised the Board Members that (a) it may wish to combine certain CAM operations with those of certain Legg Mason subsidiaries; (b) it is expected that these combination processes will result in changes to portfolio managers or portfolio management teams for a number of the CAM funds, subject to Board oversight and appropriate notice to shareholders, and that, in other cases, the current portfolio managers or portfolio management teams will remain in place; and (c) in the future, it may recommend that Legg Mason subsidiaries be appointed as the adviser or subadviser to some or all of the CAM funds, subject to applicable regulatory requirements;

(iv) that CAM management had advised the Board that a number of portfolio managers and other key CAM personnel would be retained after the closing of the Transaction;

(v) that CAM management and Legg Mason have advised the Board that following the Transaction, there is not expected to be any diminution in the nature, quality and extent of services provided to the Fund and its shareholders by the Manager, including compliance services;

(vi) that under the Transaction Agreement, Citigroup and Legg Mason have agreed not to take any action that is not contemplated by the Transaction or fail to take any action that to their respective knowledge would cause “undue burden” on Fund shareholders under applicable provisions of the 1940 Act.

(vii) the assurances from Citigroup and Legg Mason that, for a three year period following the closing of the Transaction, Citigroup-affiliated broker-dealers will continue to offer the Fund as an investment product, and the potential benefits to Fund shareholders from this and other third-party distribution access;

(viii) the potential benefits to Fund shareholders from being part of a combined fund family with Legg Mason sponsored funds;

(ix) that Citigroup and Legg Mason would derive benefits from the Transaction and that, as a result, they have a financial interest in the matters that were being considered;

(x) the potential effects of regulatory restrictions on the Fund if Citigroup-affiliated broker-dealers remain principal underwriters of the Fund after the closing of the Transaction;

38	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

Board Approval of Management Agreement (unaudited) (continued)

(xi) the fact that the Fund’s total advisory and administrative fees will not increase by virtue of the New Management Agreement, but will remain the same;

(xii) the terms and conditions of the New Management Agreement, including the differences from the current management agreement, and the benefits of a single, uniform form of agreement covering these services;

(xiii) that the Fund would not bear the costs of obtaining shareholder approval of the New Management Agreement;

(xiv) that the Fund would avail itself of permissions granted under certain licensing arrangements between Citigroup and Legg Mason that would permit the Fund (including any share classes thereof) to maintain its current name, as well as all logos, trademarks and service marks, related to Citigroup or any of its affiliates for some agreed upon time period after the closing of the Transaction ; and

(xv) that, as discussed in detail above, within the past year the Board had performed a full annual review of the current management agreement as required by the 1940 Act. In that regard, the Board, in its deliberations concerning the New Management Agreement, considered the same factors regarding the nature, quality and extent of services provided, costs of services provided, profitability, fall out benefits, fees and economies of scale and investment performance as it did when it renewed the current management agreement, and reached substantially the same conclusions.

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	39

Addi tional Information (unaudited)

Information about Trustees and Officers

The business and affairs of the Smith Barney Large Capitalization Growth Fund (“Fund”) are managed under the direction of the Smith Barney Investment Trust’s (“Trust”) Board of Trustees. Information pertaining to the Trustees and Officers of the Trust is set forth below. The Statement of Additional Information includes additional information about the Trustees and is available, without charge, upon request by calling the Fund’s transfer agent PFPC at 1-800-451-2010.

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Non-Interested Trustees:
Dwight B. Crane Harvard Business School Soldiers Field Morgan Hall #375 Boston, MA 02163 Birth Year: 1937	Trustee	Since 1995	Professor, Harvard Business School	49	None
Burt N. Dorsett The Stratford #702 5601 Turtle Bay Drive Naples, FL 34108 Birth Year: 1930	Trustee	Since 1991	President – Dorsett McCabe Capital Management Inc.; Chief Investment Officer of Leeb Capital Management, Inc. (since 1999)	27	None
Elliot S. Jaffe The Dress Barn Inc. Executive Office 30 Dunnigan Drive Suffern, NY 10901 Birth Year: 1926	Trustee	Since 1991	Chairman of the Board of The Dress Barn Inc.	27	The Dress Barn Inc.
Stephen E. Kaufman Stephen E. Kaufman PC 277 Park Avenue, 47th Floor New York, NY 10172 Birth Year: 1932	Trustee	Since 1995	Attorney	55	None
Cornelius C. Rose, Jr. P.O. Box 5388 West Lebanon, NH 03784 Birth Year: 1932	Trustee	Since 1991	Chief Executive Officer of Performance Learning Systems	27	None

40	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Interested Trustee:
R. Jay Gerken, CFA** Citigroup Asset Management (“CAM”) 399 Park Avenue Mezzanine New York, NY 10022 Birth Year: 1951	Chairman, President and Chief Executive Officer	Since 2002	Managing Director of CAM; Chairman, President and Chief Executive Officer of Smith Barney Fund Management LLC (“SBFM”), President and Chief Executive Officer of certain mutual funds associated with CAM; Formerly, Portfolio Manager of Smith Barney Allocation Series Inc. (from 1996 to 2001) and Smith Barney Growth and Income Fund (from 1996 to 2000); Chairman, President and Chief Executive Officer of Travelers Investment Advisers, Inc. (“TIA”) (from 2002 to 2005)	171	None
Officers:
Andrew B. Shoup CAM 125 Broad Street 11th Floor New York, NY 10004 Birth Year: 1956	Senior Vice President and Chief Administrative Officer	Since 2003

Director of CAM; Senior
Vice President and Chief
Administrative Officer of
mutual funds associated
with CAM; Chief Financial
Officer and Treasurer of
certain mutual funds
associated with CAM; Head
of International Funds
Administration of CAM (from
2001 to 2003); Director of
Global Funds to Administration
of CAM (from 2000 to 2001);
Head of U.S. Citibank Funds
Administration of CAM (from
1998 to 2000)

				N/A	N/A
Kaprel Ozsolak CAM 125 Broad Street 11th Floor New York, NY 10004 Birth Year: 1965	Chief Financial Officer and Treasurer	Since 2004	Director of CAM; Chief Financial Officer and Treasurer of certain mutual funds associated with CAM; Controller of certain mutual funds associated with CAM (from 2002 to 2004)	N/A	N/A

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	41

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Alan J. Blake CAM 399 Park Avenue 4th Floor New York, NY 10022 Birth Year: 1949	Vice President and Investment Officer	Since 1999	Managing Director of CAM; Investment Officer of SBFM	N/A	N/A
Andrew Beagley CAM 399 Park Avenue 4th Floor New York, NY 10022	Chief Anti-Money Laundering Compliance Officer	Since 2002	Chief Anti-Money Laundering Compliance and Chief Compliance Officer of certain mutual funds associated with CAM;	N/A	N/A
Birth Year: 1962	Chief Compliance Officer	Since 2004

Managing Director of CAM
(since 2005); Director of
CAM (since 2000); Director
of Compliance, Europe, the
Middle East and Africa of
CAM (from 1999 to 2000);
Chief Compliance Officer
of SBFM and CFM; Formerly
Chief Compliance Officer
of TIA (from 2002 to 2005)

Steven Frank CAM 125 Broad Street 11th Floor New York, NY 10004 Birth Year: 1967	Controller	Since 2005	Vice President of CAM (since 2002); Controller of certain mutual funds associated with CAM; Assistant Controller of CAM (from 2001 to 2005); Accounting Manager of CAM (from 1996 to 2001)	N/A	N/A
Robert I. Frenkel CAM 300 First Stamford Place 4th Floor Stamford, CT 06902 Birth Year: 1954	Secretary and Chief Legal Officer	Since 2003	Managing Director and General Counsel of Global Mutual Funds for CAM and its predecessor (since 1994); Secretary and Chief Legal Officer of mutual funds associated with CAM	N/A	N/A
*	Each Trustee and Officer serves until his or her respective successor has been duly elected and qualified.
**	Mr. Gerken is an “interested person” of the Trust as defined in the Investment Company Act of 1940, as amended, because Mr. Gerken is an officer of SBFM and certain of its affiliates.

42	Smith Barney Large Capitalization Growth Fund 2005 Annual Report

A dditional Shareholder Information (unaudited)

Results of a Special Meeting of Shareholders

On November 15, 2005, a Special Meeting of Shareholders was held for the following purposes: 1) to approve a new management agreement and 2) to elect Trustees. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.

Item Voted On	Votes For	Votes Against	Abstentions	Broker Non-Votes
New Management Agreement	133,788,819.949	1,717,835.861	1,999,538.331	7,694,758.000
Election of Trustees[1]
Nominees:	Votes For	Authority Withheld	Abstentions
Dwight B. Crane	202,941,288.285	4,700,183.371	1,510,436.268
Burt N. Dorsett	202,919,454.820	4,722,016.836	1,510,436.268
Elliot S. Jaffe	202,861,545.001	4,779,926.655	1,510,436.268
Stephen E. Kaufman	202,861,468.289	4,780,003.367	1,510,436.268
Cornelius C. Rose, Jr.	202,921,883.626	4,719,588.030	1,510,436.268
R. Jay Gerken	202,870,010.176	4,771,461.480	1,510,436.268
1	Trustees are elected by the shareholders of all of the series of the Trust of which the Fund is a series.

Smith Barney Large Capitalization Growth Fund 2005 Annual Report	43

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Smith Barney Large Capitalization Growth Fund

TRUSTEES

Dwight B. Crane

Burt N. Dorsett

R. Jay Gerken, CFA

     Chairman

Elliot S. Jaffe

Stephen E. Kaufman

Cornelius C. Rose, Jr.

OFFICERS

R. Jay Gerken, CFA

President and

Chief Executive Officer

Andrew B. Shoup

Senior Vice President and

Chief Administrative Officer

Kaprel Ozsolak

Chief Financial Officer

and Treasurer

Alan J. Blake

Vice President and

Investment Officer

Andrew Beagley

Chief Anti-Money

Laundering Compliance Officer

and Chief Compliance Officer

Steven Frank

Controller

Robert I. Frenkel

Secretary and

Chief Legal Officer

INVESTMENT MANAGER

Smith Barney Fund

     Management LLC

DISTRIBUTORS

Citigroup Global Markets Inc.

Legg Mason Investors

     Services, LLC

PFS Investments, Inc.

CUSTODIAN

State Street Bank and

     Trust Company

TRANSFER AGENT

PFPC Inc.

4400 Computer Drive

Westborough, Massachusetts

01581

INDEPENDENT

REGISTERED PUBLIC

ACCOUNTING FIRM

KPMG LLP

345 Park Avenue

New York, New York 10154

Smith Barney Investment Trust

Smith Barney Large Capitalization
Growth Fund

The Fund is a separate investment fund of the Smith Barney Investment Trust, a Massachusetts business trust.

SMITH BARNEY LARGE CAPITALIZATION GROWTH FUND
Smith Barney Mutual Funds
125 Broad Street
10th Floor, MF-2
New York, New York 10004

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms
N-Q are available on the Commission’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the Commission’s Public Reference Room in Washington, D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call 1-800-451-2010.

Information on how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 and a description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities is available (1) without charge, upon request, by calling 1-800-451-2010, (2) on the Fund’s website at www.citigroupam.com and (3) on the SEC’s website at www.sec.gov.

This report is submitted for the general information of the shareholders of Smith Barney Investment Trust - Smith Barney Large Capitalization Growth Fund, but it may also be used as sales literature.

This report must be preceded or accompanied by a free prospectus. Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.citigroupam.com

©2005 Legg Mason Investor
Services, LLC.
Member NASD, SIPC

FD1380  1/06                     05-9497